First Amendment to Broker-Dealer Agreement

This First Amendment to Broker-Dealer Agreement (this “Amendment”) is made and entered into as of June 9, 2021 (the “Effective Date”), by and between RSE Archive, LLC, a Delaware limited liability company (“Client”), and Dalmore Group LLC, a New York limited liability company and a registered broker-dealer (“Dalmore”).

RECITALS

WHEREAS, Client and Dalmore entered into that certain Broker-Dealer Agreement dated as of August 12, 2019 (together with the exhibits and schedules thereto, the “Agreement”); and

WHEREAS, Client and Dalmore desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

AGREEMENT

1.Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given in the Agreement.

2.Amendment.  Clause (ii) of the first sentence of Section 1(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(ii) the last date under which securities are permitted by applicable SEC rules to be offered and sold by Client under Client’s Offering Statement on Form 1-A, File No. 024-11057, that was initially qualified by the SEC on October 11, 2019 (the “Term”).”

3.Full Force and Effect.  Other than as expressly described in this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

4.Counterparts.  This Amendment may be executed in one or more counterparts, any one of which may be delivered by facsimile or other electronic (including .pdf) delivery, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.Nature of Amendment.  This Amendment constitutes an amendment in writing executed by the parties to the Agreement for purposes of Section 10(c) of the Agreement.  The terms and provisions of Section 10 of the Agreement are incorporated herein mutatis mutandis.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

RSE ARCHIVE, LLC

By:RSE Archive Manager, LLC, its managing member

By:Rally Holdings LLC, its sole member

By:/s/ George Leimer______________________

Name: George Leimer

Title: CEO, Rally Holdings LLC

DALMORE GROUP, INC.

By: /s/ Etan Butler__________________________

Name:Etan Butler

Title:Chairman